Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST NBC ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION,

INCREASING INITIAL PUBLIC OFFERING SIZE TO $115 MILLION

NEW ORLEANS, Louisiana — June 6, 2013 — First NBC Bank Holding Company (“First NBC”) (Nasdaq:NBCB), the holding company for First NBC Bank, today announced that the underwriters of its previously announced initial public offering of 4,166,667 shares of common stock, which priced on May 9, 2013 at an offering price of $24.00 per share, have exercised in full their over-allotment option to purchase up to an additional 625,000 shares at the offering price per share less the underwriting discount. Including the exercise of the over-allotment option, total gross proceeds of the offering to First NBC were approximately $115 million. The common stock, listed on the NASDAQ Global Select Market, began trading on May 10, 2013.

Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. served as joint bookrunning managers, and Sterne, Agee & Leach, Inc., FIG Partners, LLC and Monroe Financial Partners, Inc. served as co-managers for the offering.

ABOUT FIRST NBC:

First NBC Bank Holding Company is a bank holding company, headquartered in New Orleans, Louisiana, which offers a broad range of financial services through its wholly-owned subsidiary, First NBC Bank. The bank serves its customers from its main office in the Central Business District of New Orleans, 30 full service branch offices located throughout its market and a loan production office in Gulfport, Mississippi. Established in 2006, First NBC had assets of approximately $2.8 billion as of March 31, 2013.

CONTACT:

First NBC Bank Holding Company

Mary Beth Verdigets

504-671-3868

mverdigets@firstnbcbank.com

Source: First NBC Bank Holding Company